[TEXT]
                                 ANUHCO, INC.
                                 ____________

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To be Held May 24, 1994
                          _______________________

        The Annual Meeting of Shareholders of Anuhco, Inc. ("Anuhco"), a Delaware Corporation, will be held at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas, on Tuesday, May 24, 1994, at 9:00 a.m., Central Daylight Time, for the following purposes:

        1. To consider and act upon a proposal to elect seven (7) directors of Anuhco;

        2. To consider and act upon a proposal to ratify the selection of Arthur Andersen & Co. as independent public accountants for Anuhco for 1994; and

        3. To consider and act upon such other matters as may properly come before the meeting and any adjournment thereof.

        The foregoing matters are more fully described in the accompanying Proxy Statement.

        Stockholders of record on the books of Anuhco at the close of business on April 8, 1994 ("Shareholders") will be entitled to receive notice of and to vote at the meeting. A complete list of such Shareholders will be available for examination at the principal executive offices of Anuhco at 9393 West 110th Street, Suite 100, Overland Park, Kansas, by any Shareholder, for any purpose germane to the Annual Meeting, for the ten (10) days immediately preceding the Annual Meeting.

        YOUR VOTE IS IMPORTANT. TO INSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. Returning your proxy now will not interfere with your right to attend the meeting or to vote your shares personally at the meeting, if you wish to do so.
The prompt return of your proxy may save Anuhco additional expenses of solicitation.

        All Shareholders are cordially invited to attend the meeting.

                        By Order of the Board of Directors
                        /s/ Barbara J. Wackly
                        BARBARA J. WACKLY,
                        Corporate Secretary
Overland Park, Kansas
April 20, 1994

                             ANUHCO, INC.
                            _____________         April 20, 1994
                            PROXY STATEMENT
                   FOR ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held May 24, 1994
                         _______________________
        This Proxy Statement is furnished in connection with the
solicitation of proxies by the Board of Directors of Anuhco, Inc. ("the Company") to be used at the 1994 Annual Meeting of Shareholders of the Company ("Annual Meeting") which will be held at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas, on Tuesday, May 24, 1994, at 9:00 a.m. Central Daylight Time, and any adjournment thereof. All costs of the solicitation will be borne by the Company.

        A copy of the Company's annual report for the fiscal year ended December 31, 1993, is enclosed herewith. Such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

                          PROXIES AND VOTING

        Stockholders of record at the close of business on April 8, 1994 ("Shareholders") are entitled to one vote at the meeting for each share held. There were issued and outstanding, on April 8, 1994, 7,543,270 shares of common stock, par value $0.01 per share, of the Company ("Common Stock"). Such shares have no cumulative voting rights. The Company has no other class of stock outstanding.

        Shareholders who execute proxies retain the right to revoke them at any time before they are voted by giving to the Corporate Secretary of the Company written notice of revocation bearing a date later than the proxy date, by submission of a later-dated proxy or by revoking the proxy and voting in person at the meeting. Unless so revoked, proxies properly executed and returned will be voted in accordance with the instructions given therein or, if properly executed but no instructions are given, will be voted for the nominees for director named herein and for ratification of the selection of the independent public accountants.

        An automated system administered by the Company's transfer agent, Mellon Securities Trust Company, will be used to tabulate proxies submitted by Shareholders prior to the Annual Meeting. Votes cast and proxies received at the Annual Meeting will be manually tabulated by an inspector of election and the proxy count certified by the Company's transfer agent will be adjusted accordingly. Abstentions and broker non-votes are each counted for purposes of determining whether there is a quorum at the Annual Meeting. Abstentions are counted in the tabulations of votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal presented to the Shareholders has been approved.

        The seven individuals receiving the greatest number of votes cast at the meeting will be elected as directors of the Company.
The affirmative vote of a majority of the outstanding shares of Common Stock represented in person or by proxy at the meeting is necessary for ratification of the selection of the independent public accountants.

                              PROPOSAL 1

                        ELECTION OF DIRECTORS

        Seven directors will be elected at the Annual Meeting to serve until the 1995 Annual Meeting of the Shareholders of the Company or until their successors are elected and qualified. In the absence of contrary instructions, each proxy will be voted for the election of the following named persons, all of whom are standing for re-election to the Board of Directors.

        Each of the nominees has advised the Company that he or she can and will serve as a director of the Company if elected. If for any reason any of the nominees shall become unavailable for election, the persons named in the accompanying proxy will vote for the other nominees and for a substitute nominee or nominees designated by the Board of Directors. The following information is given with respect to each nominee as of March 31, 1994.

                                        Director of
Name, Principal Occupation              the Company
  and other Directorships               Age  Since

Joe J. Brown                             54  1991
President and a director of Brown Church Securi-ties, Inc., Wichita, Kansas, a stock and bond broker/dealer, since 1982.

William D. Cox                           50  1991
President of Bel Aire Development, Inc., Wichita,
Kansas, a commercial and residential land develop-ment company, since 1984; owner of Cox Enterprises of Wichita, Inc., Wichita, Kansas, a new home and light commercial construction company, since 1972.

Lawrence D. ("Larry") Crouse            53  1991
Vice President of the Company since 1991. Chair-man and Chief Executive Officer of CC Investment
Corporation (former parent of Crouse Cartage
Company and now a subsidiary of Anuhco) since
1987; and Chairman & Chief Executive Officer of
Crouse Cartage Company, a predominately less-than-truckload motor carrier, the principal business and subsidiary of the Company, since 1987.

Donald M. Gamet                         78 1983
Chairman of the Audit Committee of the Board of Directors since 1983. Former Executive Vice
President, Finance, of Chicago Pacific Corpora-tion, an officer of that company from 1984 through 1987 and special consultant to the chief executive officer from 1987 to 1989. Consultant to Maytag Corporation in 1989 and 1990. He is a retired Senior Partner of Arthur Andersen & Co.;
was Chairman of that firm's Investment Committee during 1977 and 1978 and Vice Chairman in charge of its worldwide tax practice from 1972 to 1977.

Roy R. Laborde                        55 1991
Chairman of the Board of Directors and its Compen-sation Committee since the 1992 Shareholder Meet-ing. President of Amboy Grain, Inc., Amboy,
Minnesota, since 1985; President and Chief Oper-ating Officer for Rapidan Grain & Feed, Rapidan,
Minnesota, from 1968 through 1988 and has contin-ued to merchandise grain for that company.

Eleanor Brantley Schwartz            57 1983
Chancellor and Chief Executive Officer of the
University of Missouri-Kansas City since 1992;
Interim Chancellor in 1991; and Vice Chancellor for Academic Affairs from 1986 to 1991 after serving as Dean of the Henry W. Bloch School of Business and Public Administration from 1980 to
1986 at the University of Missouri-Kansas City.
Director of Country Club Bank, Kansas City,
Missouri and Mid-West Grain Products, Atchison,
Kansas.

Walter P. Walker                     65 1983
Chairman of the Board of Directors from 1988 to the 1992 Shareholder Meeting and Chairman of its Compensation Committee from 1991 to the 1992
Shareholder Meeting.  A private consultant since
1983 in the area of telephone announcement equip-ment and service; was President of Audichron Com-pany, Atlanta, Georgia, a manufacturer of equip-ment and announcement services for the telephone industry, from 1973 to 1983.

        During the fiscal year ended December 31, 1993, the Board of Directors held four (4) regular meetings and two (2) special meetings.

Compensation of Directors

        Directors receive compensation of $4,000 per annum, plus $500 for each board meeting attended and $500 for each committee meeting attended when held on a day on which the board does not also meet, except the Chairman who receives $1,000 for each Board meeting and committee meeting. Directors receive $200 for telephonic meetings of either the board or its committees. Directors are also reimbursed for reasonable travel and other expenses incurred by them in performance of their duties as directors of the Company. Under the 1992 Incentive Stock Plan, approved by the Shareholders in the 1992 annual meeting, directors who are not employees receive options to purchase 2,000 shares of Common Stock on the first stock trading day immediately following each Annual Meeting of the Shareholders of the Company, at market value on such date.

        In addition, directors are compensated at the rate of $60 per hour for any special assignments. During 1993 Roy R. Laborde and Joe J. Brown provided service in obtaining listing of the Company on the American Stock Exchange and received $1,110 and $1,040, respectively. No other directors received compensation for special assignments.

Committees of the Board of Directors

        The Company's Board of Directors has standing Audit and
Compensation Committees.  There is no standing Nominating
Committee.

        Members of the Audit Committee are Donald M. Gamet (Chairman), Joe J. Brown and William D. Cox. The Audit Committee met twice during the fiscal year ended December 31, 1993. The Audit
Committee advises, reports to and makes recommendations to the Board of Directors on (i) audit procedures of the Company and its subsidiaries, (ii) general policy with regard to audit matters,
(iii) the financial and accounting controls of the Company and its subsidiaries, (iv) nominating independent public accountants to conduct the annual examination of the Company's financial statements, and (v) the results of the examination performed by the independent public accountants.

        Members of the Compensation Committee are Roy R. Laborde (Chairman), Eleanor Brantley Schwartz and Walter P. Walker. The Compensation Committee met twice during the fiscal year ended December 31, 1993. The Compensation Committee (i) approves salaries and other compensation to be paid to the officers of the Company, (ii) administers the 1992 Incentive Stock Plan and makes recommendations for option grants under this plan, and (iii) reviews and makes recommendations to the Board of Directors on any proposed employee benefit plans and any proposed material changes to existing employee benefit plans for the Company and its subsidiaries.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR DIRECTOR PRESENTED IN
PROPOSAL 1.
                           PROPOSAL 2
                RATIFICATION OF SELECTION OF INDEPENDENT
                       PUBLIC ACCOUNTANTS

        The Board of Directors, acting on the recommendation of its Audit Committee, has selected Arthur Andersen & Co. as independent public accountants for the Company for the 1994 fiscal year.
Arthur Andersen & Co. has served as independent public accountants for the Company since the Company's formation.

        Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting with an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2 TO RATIFY THE SELECTION OF ARTHUR ANDERSEN & CO. AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.
                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of Common Stock, by the chief executive officer of the Company, by directors and nominees, and by all directors and executive officers of the Company, as a group, as of March 31, 1994:

                                             Amount and
Name of Beneficial Owners                    Nature  of
(and address of beneficial owners            Beneficial    Percent
other than directors and nominees)           Ownership 1   of Class
Crouse Family (excluding Larry Crouse) . . . 1,191,423 2   15.79%
 c/o Scudder Law Firm
 411 South 13th Street
 Suite 200
 Lincoln, Nebraska  68508
Joe J. Brown . . . . . . . . . . . . . . . .   108,000 3    1.43%
William D. Cox . . . . . . . . . . . . . . .    40,000 4     .53%
Larry Crouse . . . . . . . . . . . . . . . .   168,036 5    2.23%
Donald M. Gamet. . . . . . . . . . . . . . .     2,500 6     .03%
Roy R. Laborde . . . . . . . . . . . . . . .   158,640 7    2.10%
Eleanor B. Schwartz. . . . . . . . . . . . .     3,000 8     .04%
Walter P. Walker . . . . . . . . . . . . . .    17,000 9     .23%
John P. Bigger . . . . . . . . . . . . . . .    20,863 10    .28%



Directors and executive officers as a
group (9 persons, including the above). . .   518,812        6.88%

[FN]
1 Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.

2 The information contained herein is based upon a Schedule 13D dated September 5, 1991 ("Schedule 13D") and an Amendment No. 1 to Schedule 13D dated November 1, 1991 ("Amendment") filed by five children and twelve grandchildren of Paul E. Crouse, deceased, who acquired 1,342,524 shares of Common Stock from the Company in connection with the Company's acquisition of CC Investment Corporation ("CCIC") and its wholly-owned subsidiary, Crouse Cartage Company ("Crouse Cartage") in 1991 (the "Crouse Family"). In the Schedule 13D and the Amendment, none of the individual members of the Crouse Family claimed sole or shared voting or investment power with respect to more than 5% of the outstanding shares of Common Stock, although each member claimed beneficial ownership of all 1,342,524 shares owned by the Crouse Family. Each member of the Crouse Family disclaimed membership in a group in the Schedule 13D. According to the Schedule 13D, the amount of shares owned by members of the Crouse Family as reported in the Schedule 13D does not include 27,846 shares purchased in an independent transaction by a member of the Crouse Family and given to his children. The Amendment reported that Larry Crouse was in the process of purchasing 18,833 shares from another member of the Crouse Family. The Amendment also reported that the members of the Crouse Family, other than Larry Crouse, have no plan for further acquisition of Common Stock. The amount of shares listed in the above table does not include 168,036 shares owned by Larry Crouse, a director of the Company and one of the members of the Crouse Family. See Footnote (5) below.

        The Crouse Family (including Larry Crouse) and their affiliates are prohibited under an agreement with the Company from acquiring more than 5% of the outstanding Common Stock, in addition to the 1,342,524 shares received as a result of the Company's acquisition of CCIC and Crouse Cartage, or engaging in any transaction that risks triggering the limitation on net operating loss carryforwards and certain build-on losses due to an ownership change under Section 382 of the Internal Revenue Code ("Code"). Section 382 of the Code requires the Company to combine stockholders owning more than five percent (5%) of the Company for purposes of determining whether a change of control has occurred.

3 Includes 43,000 shares owned jointly with his wife Carol Brown and 2,000 shares subject to exercisable outstanding stock options. Does not include 119,000 shares owned by Carol Brown over which she exercises sole voting and investment power.

4 Includes 11,000 shares owned by Cox Enterprises of Wichita, Inc., of which Mr. Cox is President and sole stockholder and 2,000 shares subject to exercisable outstanding stock options.

5 The issuance of 97,047 shares to Mr. Crouse on September 5, 1991 was reported in the Schedule 13D filed by the individual members of the Crouse Family (including Mr. Crouse). The issuance of an additional 34,221 shares to Mr. Crouse on November 1, 1991 was reported in the Amendment to Schedule 13D dated November 1, 1991 filed by the individual members of the Crouse Family (including Mr. Crouse). The Amendment also reported that Mr. Crouse was in the process of purchasing 18,833 shares of the restricted Common Stock from another member of the Crouse Family (consummation of this purchase was subsequently reported by Mr. Crouse in an SEC Form 4); that he intended to make open-market purchases which in the aggregate were not expected to exceed 100,000 shares; and that he had no other plans for further acquisition of Common Stock other than shares to be available under stock options granted under his employment agreement with the Company. Mr. Crouse disclaims beneficial ownership of the shares owned by other members of the Crouse Family.

6 Includes 1,000 shares subject to exercisable outstanding stock options.

7 Includes 2,000 shares subject to exercisable outstanding stock options and 740 shares owned by and registered in the name of his wife, Betty Laborde, over which they share voting power but Mrs. Laborde retains sole investment power.

8 Includes 2,000 shares subject to exercisable outstanding stock options.

9 Includes 5,000 shares owned by and registered in the name of his wife, Mary Frances Walker, over which he shares investment power, 2,000 shares subject to exercisable outstanding stock options and 9,000 shares owned by Walker Investments, a general partnership of Mr. and Mrs. Walker and their children and grandchildren over which he has investment power as managing partner but disclaims beneficial ownership under
        Section 16 of the Securities and Exchange Act of 1934 because he and Mrs. Walker have no direct or indirect pecuniary interest in Walker Investments.

10 Includes 5,000 shares subject to exercisable outstanding stock options. Does not include 1,400 shares owned by his wife, Betty Bigger, over which she exercises sole voting and investment power.

Certain Relationships and Related Transactions

        Concurrent with the closing on the acquisition of CCIC and Crouse Cartage by the Company in September, 1991, Crouse Cartage leased 12 properties used in its operations from P&R Realty, Carroll, Iowa ("P&R Leases"), a sole proprietorship of Ruth Crouse, mother of Larry Crouse. Each of the P&R Leases provides for a term of ten years, a rental rate of 1% per month of the agreed value of the real estate, and grants Crouse Cartage the option to purchase the real estate at such agreed value, exercisable at any time during the term of the lease. The agreed values were negotiated based on the market value of each property, as established by an independent real estate appraiser, and are each equal to or less than such appraised values. The total of the agreed values is $2,619,000 and monthly lease payments by Crouse Cartage to P&R Realty totaled $314,280 for the P&R Leases in 1993. Effective January 1, 1994, Crouse Cartage exercised its purchase options on these properties.

Compensation Committee Interlocks and Insider Participation

        The committee consists exclusively of non-employee directors appointed by resolution of the entire Board of Directors. Roy R. Laborde has been a non-employee Chairman of the Board of Directors since the 1992 Meeting of the Shareholders. Walter P. Walker was a non-employee Chairman of the Board of Directors from 1988 to the 1992 Meeting of the Shareholders. Chairman of the Board is by definition an officer of the Company.

                         EXECUTIVE OFFICER COMPENSATION

Board Compensation Committee Report

        The responsibilities of the Compensation Committee ("Committee") include approval of the salaries and other compensation paid to executive officers of the Company. The Committee attempts to set executive officers' compensation at levels which are fair and reasonable to the shareholders of the Company and which will attract, motivate, retain and appropriately reward experienced executive officers who contribute to the success of the Company and the returns to its shareholders.

        Due in part to the limited number of executive officers of the Company, the Committee's compensation policies are subjective and informal. Executive officers' compensation is approved by the Committee after a subjective review which utilizes the business experience and knowledge of the Committee members. Its decisions are not based upon any specific criteria or financial performance measure. In determining compensation, the Committee considers a number of factors, including the financial condition of the Company or the subsidiary which employs the executive, such company's recent financial performance, the past performance of the executive officer and the Company's operating plans for the current year.

The Committee generally includes some form of incentive compensation in each compensation package, including stock options under the 1992 Incentive Stock Plan, to link a portion of the executive's compensation with future performance of the Company and/or the subsidiary which employees the executive. In making recommendations for the grant of stock options, in addition to considering the factors described above, the Committee considers the amount and terms of options already held by each executive officer. (Note: The Committee has not addressed a policy for qualifying compensation paid to executive officers in excess of the limits [$1,000,000] of Section 162(m) of the Internal Revenue Code, as no company executive's compensation approaches such limit).

        The Company had only two executive officers during 1993; Larry
D. Crouse, vice president of the Company and the chief executive officer of the Company's operating subsidiary, and John P. Bigger, the chief executive officer of the Company. Mr. Crouse's compensation for 1993 was not subject to the discretion of the Committee. As part of the Company's acquisition of the operating subsidiary, in 1991, the Company and the operating subsidiary and Mr. Crouse entered into agreements which govern Mr. Crouse's total compensation through 1993. Mr. Crouse's compensation under the agreements consists of base salary, stock options and the right to cash payments under an incentive agreement based upon the average operating earnings of the operating subsidiary over a five-year period.

        The Committee believes that Mr. Crouse's compensation for 1993 compares favorably with that of persons serving in similar positions with comparable sized common carriers. Mr. Crouse's salary is less than the low end of the "low-high range" of the compensation paid to chief executive officers of comparable sized (North Central carrier with $25 million to $100 million in revenue) common carriers, as reported in the latest (1993) Trucking Salaried Employees Compensation Studies of the American Trucking
Association. Including compensation under the incentive agreement, if the operating subsidiary's compound annual growth in average pretax earnings per share of Common Stock is at a rate of approximately 10%, Mr. Crouse's salary plus incentive payments would result in compensation at the low end of the "mid 50% range", assuming such compensation was payable in 1993. Compounded annual growth of approximately 20% or more in pretax earnings would allow his salary plus incentive cash payments to approach, but not exceed, the high end of the "mid 50% range". None of the companies in the peer group performance index are included in this comparison as they are all more than twice the size of the operating subsidiary.

        The compensation of the chief executive officer of the Company (John P. Bigger) ("CEO") for 1993 was based on an hourly rate for time actually worked, plus the grant of a stock option to encourage use of a long-term perspective in the performance of his duties.
The Company retains a CEO on an hourly basis because the subsidiaries of the Company are autonomous, with their own management teams, and the time required for general monitoring of the performance of the operating subsidiary and for performance of the public holding company duties varies during the year and is less than full time over a full year. The CEO's activities and work schedule are monitored by the Chairman of the Board on a regular basis and are reviewed by the full Board in regular Board meetings.

        Mr. Bigger has been paid at the same hourly rate since 1991. Based upon the Committee's subjective review of the factors listed above, the Committee allowed the hourly rate to continue at the same level for 1993. The Committee's determination to recommend an option grant to Mr. Bigger of the same size as 1992 was based upon its subjective review of the factors listed above and its desire to continue to provide a modest incentive component to Mr. Bigger's compensation. The Committee did not rely upon any specific financial performance measure or other specific criteria in setting Mr. Bigger's compensation. The principal factor relied upon by the Committee in continuing the same compensation for 1993 was the Board's satisfaction with Mr. Bigger's performance of the tasks assigned to him by the Board.

                COMPENSATION COMMITTEE

                    Roy R. Laborde, Chairman
                    Eleanor B. Schwartz
                    Walter P. Walker

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG ANUHCO, INC.
     COMMON STOCK, AMEX MARKET AND MOTOR CARRIER PEER GROUP


                           [insert graph]


        Based on data furnished by Media General Financial Services, Richmond, Virginia. Assumes $100 invested at the close of business at December 31, 1988 in Company Common Stock, the Amex Market Index and the selected peer group. The total return calculated assumes the reinvestment of any dividends. Numbers used to prepare above graph were:

                                Year Ending December 31
                       1988  1989   1990   1991   1992   1993
Anuhco, Inc . . . . .  100   75.00  37.50  187.50 256.25 512.50
Peer Group. . . . . .  100   104.82 87.31  126.05 139.94 140.34
Amex Market Index . .  100   127.52 108.14 133.19 135.02 160.41


        The Company changed its use of a market index to the Amex
Market Index from the Nasdaq Market Index for the graph above consistent with its June, 1993 move from the Nasdaq Market System to the American Stock Exchange.

        The industry peer group consists of all predominantly less-than-truckload motor carriers (or parent companies) publicly traded on any stock exchange for the last five years (5 companies: Arnold Industries, Inc., Carolina Freight Corporation, Consolidated Freightways, Inc., Roadway Services, Inc., and Yellow Freight System, Inc). Preston Corporation was included in the 1992 peer group, but is no longer included as it was not publicly traded as of December 31, 1993. Each member of the peer group had a much larger market capitalization than Anuhco.

                     Summary Compensation Table

                                           Long Term Compensation
                 Annual Compensation     Awards
                                   Other            Securities
                                   Annual  Restrict Underlying LTIP
Name and                           Compen- Stock    Options/   Pay-
Principal                          sation  Award(s) SARs       outs
Position      Year Salary1 Bonus($)($)     ($)      (#)        ($)

John P Bigger 1993 $89,140 -0-     -0-     -0-      5,000 -0-  -0-
President     1992  90,411 -0-     -0-     -0-      5,000 -0-  -0-
CEO

[FN]

1 Includes $7,204 in 1993 and $13,097 in 1992 paid to the Company by American Freight System, Inc., a wholly-owned subsidiary of the Company, to reimburse the Company for Mr. Bigger's services related to implementation of a reorganization plan. Mr. Bigger's employment by the Company is as needed and as scheduled, on a mutually agreeable basis, with the Chairman of the Board of Directors. His compensation is at the rate of $60 per hour (one-half rate for travel time), plus reimbursement of actual, reasonable out-of-pocket expenses. The Company provides no paid time off and he does not participate in any of the incentive programs or benefit plans of the Company or its subsidiaries other than (i) grants of stock options, at the sole discretion of directors who are not employees of the Company, under the 1992 Incentive Stock Plan; (ii) by deferring a portion of his salary, under the provisions of Section 401(k) of the Code, by contributions to a Crouse Cartage plan; and (iii) beginning in 1993, under an agreement with the Company, Mr. Bigger defers 75% of the balance of his salary (after contributions to the 401(k) plan) until after termination of his employment. Such deferred salary earns interest at the prime interest rate of the Company's bank.


                       Option Grants in Last Fiscal Year

               Individual Grants               Potential Realizable
              Number of  % of Total           Value at Assumed Annual
          Securities  Options    Exer-        Rates of Stock Price
         Underlying Granted to   cise   Expir-  Appreciation for
          Options   Employees in Price  ation    Option Term 1
Name     Granted(#) Fiscal Year ($/Sh)  Date     5% ($)   10% ($)
John P
Bigger2  5,000      9%           $4.66  5/31/03  $14,650  $37,150

[FN]

1 Assumes increases at the indicated rates from the date of grant to the expiration date; even though the grants must be exercised within 6 months of termination of employment and Mr. Bigger intends to retire prior to the expiration date.

2       Grant is an "Incentive Stock Option" under the Internal
        Revenue Code. The exercise price was the market value on the date of grant. The option may be exercised on 2,500 shares on and after March 31, 1994 and is exercisable on all shares on and after March 31, 1995.

Aggregated Option Exercises in Last Fiscal
Year and FY-End Option Values

                                       Number of
                                      Securities     Value of
                                      Underlying     Unexercised
                                      Unexercised    In-the-Money
                                      Options at     Options at
               Shares        Value    FY-End (#)     FY-End ($)
               Acquired on  Realized  Exercisable/   Exercisable/
Name           Exercise (#) ($)       Unexercisable  Unexercisable

John P Bigger  -0-          -0-       2,500/7,500    $6,797/$9,142


                      SHAREHOLDER PROPOSALS

        Any Shareholder proposal intended to be presented for action at the 1995 Annual Meeting of Shareholders of the Company must be received by the Corporate Secretary of the Company at the Company's principal executive offices on or before December 16, 1994, to be included in the Company's proxy material related to that meeting.

                          MISCELLANEOUS

        As of the date of this Proxy Statement, the Board of Directors knows of no other matter to be presented for consideration at the Annual Meeting, other than establishing the date and time of the new Board of Directors organizational meeting. If any other matter should properly come before the meeting, it is intended that shares represented by proxies in the accompanying form will be voted thereon in accordance with the best judgment of the persons named in the proxies.

        All expenses incurred in connection with this proxy solicitation will be borne by the Company. In addition to solicitation of proxies by mail, proxies may be solicited by the Company's directors, officers and other employees, by personal interview, telephone and telegram. The Company will also request brokers and other fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by them, and will pay all expenses in connection therewith.

(SIDE ONE OF CARD)
                            ANUHCO, INC.
                            ____________

                               PROXY

                 FOR ANNUAL MEETING OF SHAREHOLDERS

                            MAY 24, 1994

        The undersigned hereby appoints John P. Bigger and Barbara J. Wackly, and each of them, as proxies for the undersigned at the Annual Meeting of Shareholders of Anuhco, Inc. at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas, on Tuesday, May 24, 1994, at 9:00 A.M., and at any adjournment, to vote the shares of stock the undersigned would be entitled to vote, if personally present, upon the proposals on the reverse side, and any other matter brought before the meeting, all as set forth in the April 20, 1994, Proxy Statement.

        The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given, such shares will be voted FOR the election of the named nominees for Director and FOR
Proposal 2.

    (continued and to be signed and dated on the reverse side)

                     fold and detach here


                            ANUHCO, INC.
                            ____________


                         ANNUAL MEETING OF

                            ANUHCO, INC.

                       TUESDAY, MAY 24, 1994

                             9:00 A. M.

                          DOUBLETREE HOTEL

                      10100 COLLEGE BOULEVARD

                    OVERLAND PARK, KANSAS 66210

(SIDE TWO OF CARD)

The Board of Directors recommends voting FOR election of named nominees for the Board and FOR Proposal 2.

1.  Authority granted to or withheld from proxies to vote for Joe
J. Brown, William D. Cox, Lawrence D. Crouse, Donald M. Gamet, Roy
R. Laborde, Eleanor B. Schwartz and Walter P. Walker as directors of Anuhco.

FOR all nominees       WITHHOLD        (To withhold authority to
(unless exceptions     AUTHORITY       vote for individual nominees
are marked).       (for all nominees)  write such nominees names in
                                       the space provided below).

  [ ]                     [ ]         ____________________________

                                      ____________________________

                                      ____________________________

2.  Ratify selection of Arthur Andersen & Co. as Independent Public
Accountants.

FOR   AGAINST   ABSTAIN

[ ]     [ ]      [ ]

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                Dated:__________________________________, 1994

                ______________________________________________
                        (signature)

                ______________________________________________
                        (signature if held jointly)

PLEASE MARK, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS.

                     fold and detach here